FAM SERIES FUND, INC.

MERCURY BALANCED CAPITAL STRATEGY PORTFOLIO

SERIES #6

FILE # 811-3091

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
2/14/2005	Alltel Communications 4.66% 5/17/07	$420,000	$1,384,965,000	Merrill Lynch J P Morgan Banc of America Securities Citigroup Barclays Capital KeyBanc Capital Markets SunTrust Robinson Humphrey Wachovia Securities
2/16/2005	Chuo Mitsui Trust & Banking 5.51% 2/18/49	$560,000	$850,000,000	J P Morgan Securities UBS Securities Goldman, Sachs & Co Merrill Lynch
2/24/2005	Anixter International 5.95% 3/1/15	$340,000	$200,000,000	Banc of America Securities Wachovia Capital Markets Merrill Lynch J P Morgan Scotia Capital Wells Fargo Securities